     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001
                                                      REGISTRATION NO. 333-59106
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                              i2 TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                   7372                                     75-2294945
   (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                                  ONE i2 PLACE
                                 11701 LUNA ROAD
                               DALLAS, TEXAS 75234
                                 (469) 357-1000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM M. BEECHER
                            EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                              i2 TECHNOLOGIES, INC.
                                  ONE i2 PLACE
                                 11701 LUNA ROAD
                               DALLAS, TEXAS 75234
                                 (469) 357-1000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                                RONALD G. SKLOSS
                         BROBECK, PHLEGER & HARRISON LLP
                             4801 PLAZA ON THE LAKE
                               AUSTIN, TEXAS 78746
                            TELEPHONE: (512) 330-4000
                            FACSIMILE: (512) 330-4001


    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                    [i2 LOGO]




                                2,000,000 SHARES

                              i2 TECHNOLOGIES, INC.

                                  Common Stock



         This prospectus relates to the public offering, which is not being underwritten, of 2,000,000 shares of our common stock held by one of our stockholders, Trade Services Holdings, LLC.

         The prices at which the stockholder may sell the shares registered under this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the stockholder.


         Our common stock is quoted on the Nasdaq National Market System under the symbol "ITWO." On August 6, 2001, the last sale price for our common stock was $10.06 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS.


                                   ----------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   ----------






                 The date of this prospectus is August 7, 2001.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

Summary.......................................................................................................... 3
Our Company...................................................................................................... 3
Risk Factors..................................................................................................... 3
Selling Stockholder............................................................................................. 11
Plan of Distribution............................................................................................ 13
Legal Matters................................................................................................... 14
Experts......................................................................................................... 14
Where You Can Find More Information..............................................................................15
Incorporation By Reference.......................................................................................15

                                     SUMMARY


         The shares being sold pursuant to this prospectus were issued as a part of the consideration for our acquisition of two subsidiaries of Trade Services Holdings, LLC. We paid Trade Services Holdings, LLC approximately $5,000,000 (less approximately $800,000 for legal, financial and accounting services rendered to the companies being acquired) in cash and issued 800,000 shares of our common stock, and agreed to issue a convertible promissory note for the remainder of the $99,500,000 purchase price after deducting the value of the 800,000 shares, $24,181,000 in bank debt of the two entities repaid by us and $1,397,000 of liabilities incurred by us. The note is convertible into shares of our common stock which, along with the 800,000 shares already issued, will be sold pursuant to this prospectus. The note was issued upon the effectiveness of the registration statement of which this prospectus forms a part. The initial principal amount of the note is $60,930,000. The number of shares into which the note is convertible will vary depending upon the trading average of our common stock at the time of conversion. The formula for conversion is complex and not easily summarized. Please see the full description of the conversion formula under "Description of the Note; Conversion of the Note" on page 12.


         The selling stockholder may sell the shares it now holds or receives in the future on one or more exchanges or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market value, or in negotiated transactions. The shares may be sold to or through broker-dealers.


                                   OUR COMPANY

     i2 is a leading provider of dynamic value chain software solutions that may be used by enterprises to optimize business processes both internally and among trading partners. Our solutions are designed to help enterprises improve efficiencies, collaborate with suppliers and customers, respond to market demands and engage in dynamic business interactions over the Internet. Our products consider the conditions of companies to optimize key business processes
- from product design to customer relationships. Our products are designed to help customers, partners, suppliers and service providers conduct business together and offer a technology infrastructure supporting collaboration, commerce and content. Our product suites include software solutions for supply chain management, supplier relationship management and customer relationship management. We also provide content and content management solutions as well as a platform for integration and administration of private and public electronic marketplaces. Our product suites may be used by our customers to align their value chain to serve their customers. We also provide services such as consulting, training and maintenance in support of these offerings.

     Our principal executive offices are located at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, and our telephone number is (469) 357-1000.


                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations. This report is qualified in its entirety by these risk factors.

     If any of the following risks actually occur, they could materially adversely affect our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

                          RISKS RELATED TO OUR BUSINESS

     OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER OR WE MAY FAIL TO MEET EXPECTATIONS, WHICH WOULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

     Our operating results have varied significantly from quarter to quarter in the past, and we expect our operating results to continue to vary from quarter to quarter in the future, due to a variety of factors, many of which are outside of our control.

     Although our revenues are subject to fluctuation, significant portions of our expenses are not variable in the short term, and we cannot reduce them quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect our operating results. Accordingly, we may not maintain positive operating margins in future quarters. Any of these factors could cause our operating results to be below the expectations of securities analysts and investors, which likely would negatively affect the price of our common stock.

     THE IMPACT OF CHANGES IN GLOBAL ECONOMIC CONDITIONS ON OUR CUSTOMERS MAY CAUSE US TO FAIL TO MEET EXPECTATIONS, WHICH WOULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

     Our operating results can vary significantly based upon the impact of changes in global economic conditions on our customers. More specifically, the macro-economic environment entering 2001 is more uncertain than in recent periods and has the potential to materially and adversely affect us. The revenue growth and profitability of our business depends on the overall demand for computer software and services, particularly in the areas in which we compete. Because our sales are primarily to major corporate customers whose businesses fluctuate with general economic and business conditions, a softening of demand for computer software caused by a weakening economy may result in decreased revenues and lower growth rates. We may be especially prone to this as a result of the relatively large license transactions we have historically relied upon. Customers may defer or reconsider purchasing products if they experience a downturn in their business or if there is a downturn in the general economy.

     HISTORICALLY, A SMALL NUMBER OF INDIVIDUAL LICENSE SALES HAVE BEEN SIGNIFICANT IN EACH QUARTERLY PERIOD. THEREFORE, OUR OPERATING RESULTS FOR A GIVEN PERIOD COULD SUFFER SERIOUS HARM IF WE FAIL TO CLOSE ONE OR MORE LARGE SALES EXPECTED FOR THAT PERIOD.

     We generally derive a significant portion of revenues in each quarter from a small number of relatively large license sales with, in some cases, long and intensive sales cycles. For example, five license sales in the second quarter of 2001, ten license sales in the first quarter of 2001, 15 license sales in the fourth quarter of 2000 and six license sales in the third quarter of 2000 each accounted for at least $5 million in revenues during the quarter. In addition, our expectations of financial results for a particular quarter frequently assume the successful closing of multiple substantial license sales that we have targeted to close in that period. Moreover, due to customer purchasing patterns, we typically realize a significant portion of our software license revenues in the last few weeks of a quarter. As a result, we are subject to significant variations in license revenues and results of operations if we incur any delays in customer purchases. If in any future period we fail to close one or more substantial license sales that we have targeted to close in that period, this failure could seriously harm our operating results for that period.

     IMPLEMENTATION OF OUR PRODUCTS IS COMPLEX, TIME-CONSUMING AND EXPENSIVE AND CUSTOMERS MAY BE UNABLE TO IMPLEMENT OUR PRODUCTS SUCCESSFULLY OR OTHERWISE ACHIEVE THE BENEFITS ATTRIBUTABLE TO OUR PRODUCTS.

     Our products must integrate with the many existing computer systems and software programs of our customers. This can be complex, time-consuming and expensive, and may cause delays in the deployment of our products. Our customers may be unable to implement our products successfully or otherwise achieve the benefits attributable to our products. Delayed or ineffective implementation of our software and services may limit our ability to expand our revenues and may result in customer dissatisfaction, harm to our reputation and cause partial non-payment of fees.

     WE MAY NOT REMAIN COMPETITIVE, AND INCREASED COMPETITION COULD SERIOUSLY HARM OUR BUSINESS.

     Our competitors offer a wide variety of e-business solutions including enterprise software. Relative to us, our competitors may have one or more of the following advantages:

         o        longer operating history;

         o greater financial, technical, marketing, sales and other resources;

         o        superior product functionality in specific areas;

         o        greater name recognition;

         o        a broader range of products to offer; and

         o        a larger installed base of customers.

         Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to enhance their products, which may result in increased competition. In addition, we expect to experience increasing price competition as we compete for market share, and we may not be able to compete successfully with our existing or new competitors. Any of these conditions could cause substantial harm to our business, operating results and financial condition.

         OUR OBJECTIVE OF INCREASING OUR RECURRING REVENUE STREAMS BY SELLING MARKETPLACE SERVICES AND CONTENT TO MARKETPLACES AND THEIR PARTICIPANTS IS UNPROVEN AND MAY BE UNSUCCESSFUL.

         As part of our business strategy, we are offering electronic marketplace services and content to trading communities and participants in digital marketplaces. We are currently providing only a limited portion of our intended i2 TradeMatrix solutions in only a relatively small number of digital trading communities compared to the potential market for digital trading communities. We cannot be certain that these trading communities will be operated effectively, that enterprises will join and remain in these trading communities, or that we will develop and provide successfully all intended i2 TradeMatrix solutions. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results and financial condition could be substantially harmed.

         WE DEPEND ON OUR STRATEGIC PARTNERS AND OTHER THIRD PARTIES FOR SALES AND IMPLEMENTATION OF OUR PRODUCTS. IF WE FAIL TO DERIVE BENEFITS FROM OUR EXISTING AND FUTURE STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL SUFFER.

         From time to time, we have collaborated with other companies, including IBM and PricewaterhouseCoopers, in areas such as marketing, distribution and implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. A failure by us to maintain existing strategic relationships or enter into successful new strategic relationships in the future could seriously harm our business, operating results and financial condition.

         ANY DECREASE IN DEMAND FOR OUR ENTERPRISE PRODUCTS AND SERVICES COULD SIGNIFICANTLY REDUCE OUR REVENUES.

         We derive a substantial portion of our revenues from licenses of our enterprise products and related services. Our enterprise products principally include solutions for supply chain management, supplier relationship management, customer relationship management and other planning products. We expect license revenues and maintenance and consulting contracts related to these products to continue to account for a substantial portion of our revenues for the foreseeable future. However, competition, technological change or other factors could decrease demand for, or market acceptance of, these applications. Any decrease in demand or market acceptance of our enterprise offerings could substantially harm our business, operating results and financial condition.

         WE ARE INVESTING SIGNIFICANT RESOURCES IN DEVELOPING AND MARKETING OUR MARKETPLACE SOLUTIONS. THE MARKET FOR THESE SOLUTIONS IS NEW AND EVOLVING, AND IF THIS MARKET DOES NOT DEVELOP AS WE ANTICIPATE, OR IF WE ARE UNABLE TO DEVELOP ACCEPTABLE SOLUTIONS, SERIOUS HARM WOULD RESULT TO OUR BUSINESS.

         We are investing significant resources in further developing and marketing enhanced products and services to facilitate conducting business on-line, within an enterprise and among many enterprises, including public and private marketplaces. The demand for, and market acceptance of, these products and services are subject to a high level of uncertainty, especially where development of our products or services requires a large capital commitment or other significant commitment of resources. Adoption of e-business software solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. These products and services are often complex and involve a new approach to the conduct of business. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of these products and services in order to generate demand. The market for this broader functionality may not develop, competitors may develop superior products and services, or we may not develop acceptable solutions to address this functionality. Any one of these events could seriously harm our business, operating results and financial condition.

     IF WE PUBLISH INACCURATE CATALOG CONTENT DATA, OUR CONTENT SALES COULD SUFFER.

     The accurate publication of catalog content is critical to our customers' businesses. Our i2 TradeMatrix suite of products offers content management tools that help suppliers manage the collection and publication of catalog content. Any defects or errors in these tools or the failure of these tools to accurately publish catalog content could deter businesses from participating in the i2 TradeMatrix marketplaces, damage our business reputation and harm our ability to win new customers. In addition, from time to time some of our customers may submit inaccurate pricing or other inaccurate catalog information. Even though such inaccuracies are not caused by our work and are not within our control, such inaccuracies could deter current and potential customers from using our products and could seriously harm our business, operating results and financial condition.

     BECAUSE OUR PRODUCTS COLLECT AND ANALYZE STORED CUSTOMER INFORMATION, CONCERNS THAT OUR PRODUCTS DO NOT ADEQUATELY PROTECT THE PRIVACY OF CONSUMERS COULD INHIBIT SALES OF OUR PRODUCTS.

     One of the features of our customer management software applications is the ability to develop and maintain profiles of consumers for use by businesses. Typically, these products capture profile information when consumers, business customers and employees visit an Internet web-site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Our products augment these profiles over time by collecting usage data. Although our customer management products are designed to operate with applications that protect user privacy, privacy concerns nevertheless may cause visitors to resist providing the personal data necessary to support this profiling capability. Any inability to adequately address consumers' privacy concerns could seriously harm our business, financial condition and operating results.

     BECAUSE OUR PRODUCTS REQUIRE THE TRANSFER OF INFORMATION OVER THE INTERNET, SERIOUS HARM TO OUR BUSINESS COULD RESULT IF OUR ENCRYPTION TECHNOLOGY FAILS TO ENSURE THE SECURITY OF OUR CUSTOMERS' ONLINE TRANSACTIONS.

     The secure exchange of value and confidential information over public networks is a significant concern of consumers engaging in online transactions and interaction. Our customer management software applications use encryption technology to provide the security necessary to effect the secure exchange of valuable and confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the algorithms that these applications use to protect customer transaction data. If any compromise or breach were to occur, it could seriously harm our business, financial condition and operating results.

     OUR INTERNAL PERFORMANCE OBJECTIVES AND ANY SIGNIFICANT GROWTH IN OUR BUSINESS AND OPERATIONS LIKELY WOULD INCREASE DEMANDS ON OUR MANAGERIAL AND OPERATIONAL RESOURCES.

     If rapid growth in the scope of our operating and financial systems and the geographic distribution of our operations and customers continues, it would increase demands on our management and operations. Our officers and other key employees would need to implement and improve our operational, customer support and financial control systems and effectively expand, train and manage our employee base. Further, irrespective of growth, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties, and we have set a number of demanding performance objectives and commitments that challenges our operations. We may not be able to manage future expansion or execute our objectives successfully, and our inability to do so could seriously harm our business, operating results and financial condition.




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

     WE MAY NOT SUCCESSFULLY INTEGRATE OR REALIZE THE INTENDED BENEFITS OF RECENT ACQUISITIONS, AND WE MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES THAT ARE NOT SUCCESSFUL.

     In the future, we plan to acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. Future acquisitions could cause us to issue equity securities that would dilute your ownership of us, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write off in-process research and development and other acquisition-related expenses that could seriously harm our financial condition and operating results. Further, we may not be able to properly integrate acquired businesses, products or technology with our existing operations, train, retain and motivate personnel from the acquired business, or combine potentially different corporate cultures. For example, we currently are integrating Trade Service Corporation and ec-Content, Inc., which acquisitions closed in March 2001, and we are preparing to integrate RightWorks Corporation, which acquisition we anticipate closing in the third quarter of 2001. If we are unable to fully integrate an acquired business, product or technology or train, retain and motivate personnel from the acquired business, we may not receive the intended benefits of that acquisition, which could seriously harm our business, operating results and financial condition.

     THE LOSS OF ANY OF OUR KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD SERIOUSLY HARM OUR COMPANY.

     We rely upon the continued service of a relatively small number of key technical and senior management personnel. Our future success depends on retaining our key employees and our continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Relatively few of our key technical or senior management personnel are bound by employment agreements. As a result, our employees could resign with little or no prior notice. We may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. Our loss of any of our key technical and senior management personnel or our inability to attract, train and retain additional qualified personnel could seriously harm our business, operating results and financial condition.

     IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. However, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. This is particularly true in foreign countries where the laws may not protect proprietary rights to the same extent as the laws of the United States and may not provide us with an effective remedy against piracy.

     There has been a substantial amount of litigation in the software industry regarding intellectual property rights. As a result, we may be subject to claims of intellectual property infringement. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may claim infringement by us with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation or damages, cause product shipment delays or the loss or deferral of sales, or require us to enter into royalty or licensing agreements. If we enter into royalty or licensing agreements in settlement of any litigation or claims, these agreements may not be on terms acceptable to us. Unfavorable royalty and licensing agreements could seriously harm our business, operating results and financial condition.

     WE CURRENTLY FACE MATERIAL LITIGATION AND ARE MORE LIKELY TO CONTEND WITH ADDITIONAL LITIGATION IN THE FUTURE DUE TO THE VOLATILITY OF OUR STOCK PRICE.

     We face litigation that could have a material adverse effect on our business, financial condition and results of operations. We and certain of our directors and executive officers are named as defendants in several private securities class action lawsuits relating to our alleged failure to disclose material information regarding a customer implementation. While we intend to vigorously dispute these allegations, it is possible that we may be required to



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

pay substantial damages or settlement costs which could have a material adverse effect on our financial condition or results of operation. Regardless of the outcome of these matters, it is likely that we will incur substantial defense costs and such actions may cause a diversion of management time and attention. Due to the volatility of the stock market and particularly the stock prices of Internet-related companies, it is more likely that we will face additional class action lawsuits in the future.

         BECAUSE OF OUR SIGNIFICANT INTERNATIONAL OPERATIONS, WE FACE RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR COMPANY.

         Our international operations are subject to risks inherent in international business activities. In addition, we may expand our international operations in the future, which would increase our exposure to these risks. The risks we face internationally include:

         o difficulties and costs of staffing and managing geographically disparate operations;

         o longer accounts receivable payment cycles in certain countries;

         o      compliance with a variety of foreign laws and regulations;

         o      overlap of different tax structures;

         o      meeting import and export licensing requirements;

         o      trade restrictions;

         o      changes in tariff rates; and

         o      changes in general economic conditions in international markets.

         CHANGES IN THE VALUE OF THE U.S. DOLLAR, AS COMPARED TO THE CURRENCIES OF FOREIGN COUNTRIES WHERE WE TRANSACT BUSINESS, COULD HARM OUR OPERATING RESULTS.

         To date, our international revenues have been denominated primarily in U.S. dollars. However, the majority of our international expenses, including the wages of approximately 2,000 non-U.S. employees, and an increasing percentage of international revenues, have been denominated in currencies other than the U.S. dollar. Therefore, changes in the value of the U.S. dollar as compared to these other currencies may adversely affect our operating results. As our international operations expand, we expect to use an increasing number of foreign currencies, causing our exposure to currency exchange rate fluctuations to increase. We have implemented limited hedging programs to mitigate our exposure to currency fluctuations affecting international accounts receivable, cash balances and intercompany accounts, but we do not hedge our exposure to currency fluctuations affecting international expenses and other commitments. For the foregoing reasons, currency exchange rate fluctuations have caused, and likely will continue to cause, variability in our cost to settle foreign currency denominated liabilities, which could seriously harm our future business, results of operations and financial condition.

         OUR SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS.

         Our software programs are complex and may contain undetected errors or "bugs." Although we conduct extensive testing, we may not discover bugs until our customers install and use a given product or until the volume of services that a product provides increases. On occasion, we have experienced delays in the scheduled introduction of new and enhanced products because of bugs. Undetected errors could result in loss of customers or reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against us by customers, any of which could seriously harm our business, operating results and financial condition.

         WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD SERIOUSLY HARM OUR BUSINESS.

         Our software products generally are used by our customers only in mission critical applications where component failures could cause significant damages. To mitigate this exposure, our license agreements typically




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

seek to limit our exposure to product liability claims from our customers. However, these contract provisions may not preclude all potential claims. Additionally, our general liability insurance may be inadequate to protect us from all liability that we may face. We have not experienced any product liability claims to date. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claim, whether or not successful, could harm our reputation and business, operating results and financial condition.

                          RISKS RELATED TO OUR INDUSTRY

         THE CUSTOMERS IN THE MARKETS IN WHICH WE COMPETE DEMAND RAPID TECHNOLOGICAL CHANGE, INCLUDING THE EXPECTATION THAT OUR EXISTING OFFERINGS WILL CONTINUE TO PERFORM MORE EFFICIENTLY AND THAT WE WILL CONTINUE TO INTRODUCE NEW PRODUCT OFFERINGS. IF WE DO NOT RESPOND TO THE TECHNOLOGICAL ADVANCES REQUIRED BY THE MARKETPLACE, WE COULD SERIOUSLY HARM OUR BUSINESS.

         Enterprises are increasing their focus on decision-support solutions for e-business challenges. As a result, they are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with the technological developments of our competitors. We must also satisfy increasingly sophisticated customer requirements. If we cannot successfully respond to the technological advances of others, or if our new products or product enhancements and services do not achieve market acceptance, these events could negatively impact our business, operating results and financial condition.

         OUR OFFERINGS REQUIRE THE USE OF THE INTERNET TO TAKE FULL ADVANTAGE OF THE FUNCTIONALITY THAT THEY PROVIDE, AND SO, IF USE OF THE INTERNET FOR COMMERCE AND COMMUNICATION DOES NOT INCREASE AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

         We are offering new and enhanced products and services, which depend on increased acceptance and use of the Internet as a medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist a limited number of proven services and products.

         RELEASES OF AND PROBLEMS WITH NEW PRODUCTS MAY CAUSE PURCHASING DELAYS, WHICH WOULD HARM OUR REVENUES.

         Our practice and the practice in the industry is to periodically develop and release new products and enhancements. As a result, customers may delay their purchasing decisions in anticipation of our new or enhanced products, or products of competitors. Delays in customer purchasing decisions could seriously harm our business and operating results. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could seriously harm our business, operating results and financial condition.

                         RISKS RELATED TO THIS OFFERING

         OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SIGNIFICANT INFLUENCE OVER STOCKHOLDER VOTES.


         As of July 23, 2001, our executive officers and directors together beneficially owned approximately 31.3% of the total voting power of our company. Accordingly, these stockholders have significant influence in determining the composition of our Board of Directors and other significant matters presented to a vote of stockholders, including amendments to our certificate of incorporation, a substantial sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Such concentration of ownership may discourage a potential acquiror from making an offer to buy our company that other stockholders might find favorable which, in turn, could adversely affect the market price of our common stock.


         OUR CHARTER AND BYLAWS HAVE ANTI-TAKEOVER PROVISIONS.

         Provisions of our Certificate of Incorporation and our Bylaws as well as Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

         OUR STOCK PRICE HISTORICALLY HAS BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.


         The market price of our common stock has been highly volatile in the past, and may continue to be volatile in the future. For example, since January 1, 2001, the market price of our common stock on the Nasdaq National Market has fluctuated between $8.17 and $61.00 per share. The following factors may significantly affect the market price of our common stock:


         o        quarterly variations in our results of operations;

         o announcement of new products, product enhancements, joint ventures and other alliances by our competitors or us;

         o        technological innovations by our competitors or us;

         o general market conditions or market conditions specific to particular industries; and

         o perceptions in the marketplace of performance problems involving our products and services.

In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely, often due to events unrelated to their operating performance. These fluctuations may harm the market price of our common stock.

                               SELLING STOCKHOLDER

         Shares held by the Selling Stockholder. The following table sets forth the number of shares owned by the selling stockholder named below. The selling stockholder has not had a material relationship with us within the past three years other than as a result of its ownership of the shares of i2. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below or by its pledgees, donees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

                                                                                                 SHARES TO BE OWNED
                                                                                                 AFTER THE OFFERING
                                        NUMBER OF SHARES OWNED     NUMBER OF SHARES BEING      ----------------------
     NAME OF SELLING STOCKHOLDER          BEFORE THE OFFERING           OFFERED (1)            NUMBER         PERCENT
     ---------------------------        ----------------------     ----------------------      ------         -------

Trade Services Holdings, LLC (2)               2,000,000 (3)              2,000,000 (3)          --              *

----------
* Represents beneficial ownership of less than one percent.

(1) This prospectus also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale by this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Andrew Davis, Anthony Dubreville and James Wilson are the managers of Trade Services Holdings, LLC and in this capacity share voting and investment control of the shares held by the selling stockholder.

(3) The number of shares listed is an estimate. The shares to be owned by the selling stockholder will consist of (a) 800,000 shares of common stock received upon the closing of the mergers described under "Plan of Distribution" below, (b) shares issuable upon conversion of a promissory note issued by us as part of the consideration in the mergers, and (c) shares of common stock that may be issued to reimburse the selling stockholder for specified compensation expense tax benefits we may receive in connection with the mergers. The actual number of shares into which the promissory note is convertible is not determinable until the date of conversion.

         Acquisition of the Shares by the Selling Stockholder. On March 23, 2001, we executed the merger agreement and completed our acquisition by merger of Trade Service Corporation from Trade Services Holdings, LLC (the selling stockholder described above) and ec-Content, Inc. from ec-Content Holdings, LLC (a wholly owned subsidiary of the selling stockholder). The merger agreement provides that an aggregate consideration of $99,500,000 be paid to the selling stockholder in exchange for ownership of the two companies, consisting of the following:


         o $5,000,000 (less approximately $800,000 for legal, financial and accounting services rendered to the companies being acquired) in cash;

         o        800,000 shares of our common stock;

         o $24,181,000 of bank debt of Trade Service Corporation repaid by us;

         o $1,397,000, which is one-half of the aggregate amount of the liabilities of the acquired companies that we assumed in the merger;

         o        our agreement to issue to the selling stockholder a promissory note in the initial principal amount of $60,930,000 and convertible into shares of our common stock, as more fully described below under "Description of the Note; Conversion of the Note"; and

         o an additional number of shares of our common stock to reimburse the selling stockholder for compensation expense tax benefits we may receive in connection with the acquisition of the two companies, the terms of which are more fully described below under "Reimbursement for Compensation Expense Tax Benefit."

         Description of the Note; Conversion of the Note. Pursuant to the merger agreement, the convertible promissory note has an initial principal amount of $60,930,000. This amount was determined by the following formula: $94,500,000 minus

         o the sum obtained by multiplying (x) the 800,000 shares already transferred to the selling stockholder by (y) the average closing "sale" price per share of our common stock for the three consecutive days that our common stock has traded, as reported on the Nasdaq National Market, ending on the trading day immediately preceding the date of effectiveness of the registration statement of which this prospectus forms a part,

         o $24,181,000 of bank debt of Trade Service Corporation repaid by us, and

         o $1,397,000, which is one-half of the aggregate amount of the liabilities of the acquired companies that we assumed in the merger.


         The note will mature on September 23, 2003. Interest of 7.5% per annum is payable in annual installments on each anniversary date of the note and upon maturity.

         At any time on or after March 23, 2002, we have the option to convert the note into shares of our common stock based upon the "trading average" of our common stock. The trading average is the average of the last sale prices of our common stock as reported on the Nasdaq National Market for the three consecutive trading days immediately prior to the conversion date. As negotiated by the parties to the merger agreement, if the trading average is $60.00 per share or less, then the number of shares issued upon conversion will be determined by dividing the outstanding principal balance and accrued interest on the note by the trading average. If the trading average is greater than $60.00 per share, then the number of shares issued upon conversion will be the average of:


         o the quotient derived by dividing the outstanding principal balance and accrued interest on the note by the average of (1) $60.00 and (2) the trading average; and

         o the average of (1) the quotient derived by dividing the outstanding principal balance and accrued interest by $60.00 and (2) the quotient derived by dividing the outstanding principal balance and accrued interest by the trading average.


The effect of this formula, applied assuming the note is converted at a time when the trading average of our common stock exceeds $60 per share, is to give the holder of the note an improved exchange ratio for the conversion of the note and therefore more shares upon conversion under those circumstances.

         The note is also convertible at the option of the holder, using the conversion formula set forth in the previous sentence, at any time the trading average exceeds $60.00 per share. Whether the note is converted at our option or at the option of the holder, the entire outstanding principal balance and accrued interest payable on the note must be converted. The aggregate number of shares of our common stock issued pursuant to the conversion of the note cannot exceed 39 million shares. Any portion of the note that may not be converted into shares of our common stock as a result of this limitation instead will be paid in cash.

         Reimbursement for Compensation Expense Tax Benefit. In the event that we distribute cash or shares of our common stock pursuant to the note, the selling stockholder must submit a schedule to us setting forth the amount of compensation expense tax benefit, if any, that will accrue to the benefit of the acquired companies as a result of distributions of our common stock and cash to be made by the selling stockholder and its subsidiary, ec-Content Holdings, LLC, to any of their employees in connection with the mergers. After our approval of the schedule, we shall deliver the number of shares of our common stock that is equal to the quotient derived by dividing (a) the amount of the compensation expense tax benefit provided in the schedule by (b) the average closing "sale" price per share of our common stock for the three consecutive days that it has traded, as reported on the Nasdaq National Market, ending on the tenth trading day after any conversion of or payment upon the note. The parties have agreed that this compensation expense tax benefit shall not exceed $600,000 and that it is likely to be between $500,000 and $600,000. Based on an average closing "sale" price per share of our common stock for the three trading days ending on August 6, 2001 of $9.99, and an assumed compensation expense tax benefit of $600,000, the number of shares issuable to the selling stockholder would be 60,060 if the reimbursement occurred on that date.



                              PLAN OF DISTRIBUTION

         We are registering the shares to be sold under this prospectus on behalf of the selling stockholder named above under "Selling Stockholder Table." We will receive no proceeds from this offering. When used below, the term "selling stockholders" includes the selling stockholder and its pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus, if any.

         The selling stockholders may sell the shares at any time and from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         o        privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, or the Securities Act, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

         In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, Dallas, Texas, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Aspect for the year ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Ernst & Young LLP, Palo Alto, California, independent auditors, given on the authority of that firm as experts in accounting and auditing.

         The financial statements of SupplyBase, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, San Francisco, California, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the recurring losses and negative operating cash flows of SupplyBase, Inc. since inception raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The consolidated financial statements of Aspect Development, Inc. as of December 31, 1999 and 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, San Jose, California, independent public accountants, as indicated in their report with respect thereto, and incorporated by reference herein in reliance on the authority of said firm as experts in accounting and auditing in giving such report.

         The financial statements of Cadis, Inc. as of December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, Denver, Colorado, independent public accountants, as indicated in their report with respect thereto, and incorporated by reference herein in reliance on the authority of said firm as experts in accounting and auditing in giving such report.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at www.i2.com or at the SEC's Web site at www.sec.gov. However, the information on our Web site does not constitute a part of this prospectus. You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address. In addition, we will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this prospectus incorporates. Written or oral requests for copies of these documents should be directed to:

                               Investor Relations
                                  One i2 Place
                                 11701 Luna Road
                               Dallas, Texas 75234
                            Telephone: (469) 357-1000

                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         o our annual report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A filed on August 7, 2001;

         o        our quarterly report on Form 10-Q for the quarter ended
                  March 31, 2001, as amended by our Form 10-Q/A filed on August 7, 2001;

         o        our proxy statement dated April 25, 2001;

         o our current reports on Form 8-K as filed with the SEC on April 4, April 19, July 3, and July 19, 2001;

         o the description of our common stock contained in our registration statement on Form 8-A (File No. 0-28030), as filed with the SEC on March 20, 1996;

         o the financial statements of SupplyBase, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, as contained in our Amendment No. 1 to registration statement on Form S-4 (Reg. No. 333-35050);

         o our unaudited pro forma combined financial statements for the three-month period ended March 31, 2000, contained in Exhibit
                  99.1 to the registration statement of which this prospectus forms a part;

         o the financial statements of Aspect contained in Aspect's annual report on Form 10-K (File No. 0-20749) for the year ended December 31, 1999; and

         o the financial statements of Aspect contained in Aspect's quarterly report on Form 10-Q (File No. 0-20749) for the quarter ended March 31, 2000.


         You should rely on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than that on the front of this document. Any statement contained in the prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any applicable prospectus supplement or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

================================================================================

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.




                                2,000,000 SHARES


                                    [i2 LOGO]


                                  COMMON STOCK



                                   ----------



                                   PROSPECTUS



                                   ----------




                                 AUGUST 7, 2001









================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

         SEC registration fee.......................................................     $   8,975
         Legal fees and expenses....................................................        25,000
         Accounting fees and expenses...............................................        20,000
         Printing fees..............................................................         2,000
         Miscellaneous..............................................................         1,000
                                                                                         ---------
                Total...............................................................     $  56,975
                                                                                         =========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections
(a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of the registrant's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article Eleventh of the registrant's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Section 6.1 of the registrant's Amended and Restated Bylaws, as amended, further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

         The registrant has entered into indemnification agreements with each of its directors and executive officers.

         The registrant maintains officers' and directors' liability insurance.

ITEM 16. EXHIBITS

         No.      Description


         3.1*     Amended and Restated Bylaws, as amended through May 21, 2001.


         4.1 Specimen certificate representing shares of Common Stock (filed as Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-1752) and incorporated in this registration statement by reference).

         5.1      Opinion of Brobeck, Phleger & Harrison LLP.

         23.1     Consent of Arthur Andersen LLP (Dallas).

         23.2     Consent of Ernst & Young LLP.

         23.3     Consent of KPMG LLP.

         23.4     Consent of Arthur Andersen LLP (San Jose).

         23.5     Consent of Arthur Andersen LLP (Denver).

         23.6 Consent of Brobeck, Phleger & Harrison LLP (will be included in the opinion filed as Exhibit 5.1 hereto).

         99.1* Unaudited pro forma combined financial statements for the three-month period ended March 31, 2000.

----------


         * Previously filed.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on this 7th day of August, 2001.


                                         i2 TECHNOLOGIES, INC.


                                         By: /s/ William M. Beecher
                                            -----------------------------------
                                            William M. Beecher
                                            Executive Vice President and
                                            Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:


                 NAME                                     TITLE                                   DATE
                 ----                                     -----                                   ----

*                                        Chairman of the Board                               August 7, 2001
------------------------------------
Sanjiv S. Sidhu


/s/ Gregory A. Brady                     Chief Executive Officer and Director                August 7, 2001
------------------------------------     (principal executive officer)
Gregory A. Brady


/s/ William M. Beecher                   Executive Vice President                            August 7, 2001
------------------------------------     Chief Financial Officer
William M. Beecher                       (principal financial officer)

*                                        Principal Accounting Officer                        August 7, 2001
------------------------------------
Nancy F. Brigham


*                                        Director                                            August 7, 2001
------------------------------------
Kenneth L. Lay


*                                        Director                                            August 7, 2001
------------------------------------
Sandeep R. Tungare

                                         Director                                            August  , 2001
------------------------------------
Harvey B. Cash

                                         Director                                            August  , 2001
------------------------------------
Robert L. Crandall

                                         Vice Chairman                                       August  , 2001
------------------------------------
Romesh T. Wadhwani


* By:  /s/ William M. Beecher
       -----------------------------
       William M. Beecher
       Attorney-in-Fact

                                  EXHIBIT INDEX



        EXHIBIT
        NUMBER    DESCRIPTION
        ------    -----------

         3.1*     Amended and Restated Bylaws, as amended through May 21, 2001.

         4.1      Specimen certificate representing shares of Common Stock
                  (filed as Exhibit 4.1 to the registrant's Registration
                  Statement on Form S-1 (Reg. No. 333-1752) and incorporated in this registration statement by reference).

         5.1      Opinion of Brobeck, Phleger & Harrison LLP.

         23.1     Consent of Arthur Andersen LLP (Dallas).

         23.2     Consent of Ernst & Young LLP.

         23.3     Consent of KPMG LLP.

         23.4     Consent of Arthur Andersen LLP (San Jose).

         23.5     Consent of Arthur Andersen LLP (Denver).

         23.6 Consent of Brobeck, Phleger & Harrison LLP (will be included in the opinion filed as Exhibit 5.1 hereto).

         99.1* Unaudited pro forma combined financial statements for the three-month period ended March 31, 2000.


----------


         * Previously filed.